Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP THE ORRICK BUILDING 405 HOWARD STREET SAN FRANCISCO, CALIFORNIA 94105-2669 tel +1-415-773-5700 fax +1-415-773-5759 WWW.ORRICK.COM

May 10, 2018

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, CA 91302

Re:	Marcus & Millichap, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,000,000 shares of common stock of Marcus & Millichap, Inc., a Delaware corporation (the “Company”), par value $0.0001 per share (the “Common Stock”), that may be offered and sold by Phoenix Investments Holdings LLC (“Phoenix Investments” or the “selling stockholder”).

The offering of the Common Stock (the “Securities”) will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Stock.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based on and subject to the foregoing, and assuming that the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, we are of the opinion that the shares of Common Stock to be sold by the selling stockholder are, as of the date hereof, duly authorized, validly issued, fully paid, and non-assessable.

We express no opinion as to laws other than the laws of the General Corporation Law of the State of Delaware with respect to the opinion set forth above, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Marcus & Millichap, Inc.

May 10, 2018

We hereby consent to the reference to us under the heading “Validity of the Securities” in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP